UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 17, 2011 (November 16, 2011)

Park National Corporation
(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 North Third Street, P.O. Box 3500, Newark, Ohio	43058-3500
(Address of principal executive offices)	(Zip Code)

(740) 349-8451
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01- Entry Into a Material Definitive Agreement.

On November 16, 2011, Park National Corporation (“Park”) and its wholly-owned subsidiary, Vision Bank, a Florida state-chartered bank (“Vision”), entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with Home BancShares, Inc. (“Home”) and its wholly-owned subsidiary, Centennial Bank, an Arkansas state-chartered bank (“Centennial”), to sell substantially all of the operating assets and liabilities associated with Vision to Centennial for a purchase price of $27.9 million.  The Purchase Agreement, which was approved by the Board of Directors of each of Park, Vision, Home and Centennial, is included as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.  The following description of the material terms of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement.

Under the terms of the Purchase Agreement, Centennial will purchase the real estate and other assets described in the Purchase Agreement which are used in and/or relate to the business conducted by Vision at its eight offices in Baldwin County, Alabama and nine offices in the Florida panhandle counties of Bay, Gulf, Okaloosa, Santa Rosa and Walton.  In addition to the real estate owned by Vision, Centennial will acquire the fixed assets located within the Vision offices, the safe deposit business conducted at the Vision offices, cash on hand, prepaid expenses and Vision’s rights under contracts related to the Vision offices. Centennial will assume Vision’s obligations relating to substantially all of Vision’s deposit accounts, which had a balance of $535 million as of October 31, 2011. In addition, Centennial will assume the liabilities and obligations of Vision with respect to the safe deposit business, the assumed contracts, third-party leases for the real estate leased by Vision and equipment and operating leases related to the Vision offices.

Centennial will purchase performing loans, which had an unpaid principal balance of $378.6 million as of October 31, 2011. The loans being acquired by Centennial will be sold by Vision at an aggregate discount of $13.1 million.  Vision will retain non-performing loans, which had a book balance as of October 31, 2011, of $100.8 million and a specific loan loss reserve of $14.3 million ($86.5 million carrying amount net of the specific reserve) and an additional $56.5 million of loans, which Centennial did not wish to purchase as a result of their credit due diligence. This group of loans consists of approximately $12.7 million which were “Pass” rated and another $43.8 million that were considered to be “criticized” credits, as of October 31, 2011, under Park’s commercial loan classification process.

The Purchase Agreement also includes a put option, whereby Centennial will be entitled to put back to Vision up to $7.5 million in the aggregate of purchased loans for a period of up to six months after the closing date.

Centennial and Home have provided Vision and Park with a $3.0 million good faith deposit. In turn, Vision and Park have agreed that prior to the closing of the transactions contemplated by the Purchase Agreement, they will not enter into any contract, agreement or understanding providing for the sale, transfer or assignment to any third party of any assets or liabilities which are the subject of the Purchase Agreement without the prior written consent of Centennial and Home.

           The closing of the transactions contemplated by the Purchase Agreement is expected to occur in early 2012 and is subject to the satisfaction of the customary conditions in the Purchase Agreement and the approval of appropriate regulatory authorities.

Cautionary Statement
The Purchase Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of the parties thereto. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties delivered in connection with the execution of the Purchase Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.  Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

Item 7.01 – Regulation FD Disclosure

The transactions contemplated by the Purchase Agreement are expected to result in a pre-tax gain to Park of approximately $10 to $12 million.  The following table summarizes the historical performance of Vision Bank for the nine months ended September 30, 2011 and the previous three fiscal years:

Vision Bank – Summary Statement of Operations
	Nine Months Ended	Year Ended
	September 30,	December 31,
(in thousands)	2011	2010	2009	2008
Net interest income	$20,248	$27,867	$25,634	$27,065
Provision for loan losses	35,400	39,229	44,430	46,963
Total other income (loss)	(4,337)	(3,407)	(2,047)	3,014
Goodwill impairment	-	-	-	54,986

Gain on sale of securities	1,828	-	-	-

Total other expense	22,866	31,623	28,091	27,149
Loss before taxes	$(40,527)	$(46,392)	$(48,934)	$(99,019)
Income tax credits	(14,271)	(17,095)	(18,824)	(17,832)
Net loss	$(26,256)	$(29,297)	$(30,110)	$(81,187)

The projected results for Vision for the fourth quarter of 2011 and the years ended December 31, 2011 and 2012 (if the transactions contemplated by the Purchase Agreement were to not take place) are as follows:

Vision Bank - Projected Operating Results
	Q4 2011	2011	2012
Net interest income	$6,193	$26,441	$23,866
Provision for loan losses	6,000	41,400	13,000
Total other income (loss)	737	(3,600)	4,662
Gain on sale of securities	-	1,828	-
Total other expense	7,558	30,424	26,416
Loss before taxes	$(6,628)	$(47,155)	$(10,888)
Income tax credits	(2,320)	(16,591)	(3,811)
Net loss	$(4,308)	$(30,564)	$(7,077)

As demonstrated from the above tables, Vision had a net loss of $30.1 million and $29.3 million for 2009 and 2010, respectively, and has a projected net loss for 2011 of $30.6 million.  Park has projected net interest income for Vision of $23.9 million for 2012 compared to projected total other expense of $26.4 million, in each case if the transactions contemplated by the Purchase Agreement were to not take place.

Park expects that the reduction in net interest income resulting from the sale of assets from Vision to Centennial will be more than offset by the decline in provision for loan loss and operating expenses.  In addition, management believes the interest income to be received from the performing loans Vision will retain will largely offset expenses expected to be incurred for servicing those loans.

This transaction is expected to result in higher pro forma capital ratios for Park as demonstrated by the following table:

As of September 30, 2011	Leverage	Tier-1	Total Risk-Based
Reported Capital Ratios	9.73%	14.04%	16.52%
Pro Forma Capital Ratios	10.68%	15.28%	17.84%
Hypothetical Capital Raise	$67,909	$61,277	$65,463

The approximate 100 basis point increase in capital ratios is equivalent to raising over $60 million in capital.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This Current Report on Form 8-K contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation: deterioration in the asset value of Park’s loan portfolio may be worse than expected due to a number of factors, such as adverse changes in economic conditions that impair the ability of borrowers to repay their loans, the underlying value of the collateral could prove less valuable than assumed and cash flows may be worse than expected; Park’s ability to sell OREO properties at prices as favorable as anticipated; Park’s ability to execute its business plan successfully and within the expected timeframe; general economic and financial market conditions, and weakening in the economy, specifically the real estate market and credit market, either nationally or in the states in which Park and its subsidiaries do business, may be worse than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in interest rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet; changes in consumer spending, borrowing and saving habits; our liquidity requirements could be adversely affected by changes in our assets and liabilities; competitive factors among financial institutions increase significantly, including product and pricing pressures and our ability to attract, develop and retain qualified bank professionals; the nature, timing and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries, including changes in laws and regulations concerning taxes, accounting, banking, securities and other aspects of the financial services industry, specifically the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of fiscal and governmental policies of the United States federal government; demand for loans in the respective market areas served by Park and its subsidiaries, and other risk factors relating to the banking industry as detailed from time to time in Park’s reports filed with the Securities and Exchange Commission including those described in “Item 1A. Risk Factors” of Part I of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in “Item 1A. Risk Factors” of Part II of Park’s Quarterly Report on Form 10-Q for the period ended September 30, 2011.  In addition, forward-looking statements in this Current Report on Form 8-K are subject to risks and uncertainties related to the contemplated transactions in the Purchase Agreement, such as: closing the transaction is dependent on the receipt of regulatory and other approvals and the satisfaction of specified conditions for closing, the timing of which cannot be predicted at this point; and Park’s ability to achieve expected results as a result of the contemplated transactions.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Item 8.01 – Other Events

On November 16, 2011, Park issued a news release announcing the signing of the Purchase Agreement. Please see Exhibit 99.1 to this Current Report on Form 8-K for a copy of this news release, which Exhibit 99.1 is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits. The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description
2.1	Purchase and Assumption Agreement, made and entered into on November 16, 2011, by and between Vision Bank and Park National Corporation and Centennial Bank and Home BancShares, Inc. *

99.1	News Release issued by Park National Corporation on November 16, 2011

*           The disclosure schedules and other schedules (with the exception of Schedule S) referenced in the Purchase and Assumption Agreement have been omitted pursuant to Item 601(b)(2) of SEC Regulation S-K. Park hereby undertakes to furnish a copy of the omitted disclosure schedules and other schedules upon request by the SEC.

[Remainder of page intentionally left blank;
signature on following page.]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION

Dated: November 17, 2011	By:	/s/ John W. Kozak
John W. Kozak
Chief Financial Officer

INDEX TO EXHIBITS

Current Report on Form 8-K
Dated November 17, 2011

Park National Corporation

Exhibit No.	Description
2.1	Purchase and Assumption Agreement, made and entered into on November 16, 2011, by and between Vision Bank and Park National Corporation and Centennial Bank and Home BancShares, Inc. *

99.1	News Release issued by Park National Corporation on November 16, 2011

*           The disclosure schedules and other schedules (with the exception of Schedule S) referenced in the Purchase and Assumption Agreement have been omitted pursuant to Item 601(b)(2) of SEC Regulation S-K. Park hereby undertakes to furnish a copy of the omitted disclosure schedules and other schedules upon request by the SEC.